UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)          June 3, 2008

LOTUS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-32581	20-0507918
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 Cheng Zhuang Road, Feng Tai District, Beijing People’s Republic of China	100071
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	86-10-63899868

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 3, 2008 Beijing Liang Fang Pharmaceutical Co., Ltd., a Chinese limited liability company (“Liang Fang”), entered into an agreement with Cha You Qian Qi Economy Commission, a governmental agency (“Cha You”) related to the construction of a pharmaceutical plant in Cha You’s Cha Ha Er Industrial Garden District. Liang Fang, part of the Lotus East group, is a party to various agreements with Lotus Pharmaceuticals, Inc., pursuant to which we operate, control and beneficially own the pharmaceutical businesses in China of Lotus East under the terms of these contractual arrangements.

The new facility, which will be comprised approximately 40,000 square meters situated on 600 MU of land (approximately 400,200 square meters), will be used to expand Liang Fang’s current manufacturing capacity. The new facility, which will manufacture medical injection products, including 0.9% physiological saline injection, hydroxyethyl starch 130/0.4 injection and hydroxyethyl starch 200/0.5 injection, Qiang Yi Ji starch, a medical corn starch commonly known as O-2-hydeoxyethyl starch, dextran and additional pharmaceuticals, will require a total investment of RMB 500 million, or approximately $71.5 million. It anticipated that construction will begin on the project in September 2008 and that it will take between 12 to 30 months to complete the facility.

Included in the total cost of the project is land cost of RMB 108 million (approximately $15.5 million) which is paid to Cha You. Other components of the project include construction costs of approximately RMB 160 million (approximately $22.9 million), costs associated with the various production lines estimated at RMB 182 million (approximately $26.0 million) and working capital of approximately RMB 50 million (approximately $7.1 million).

Liang Fang intends to use its present working capital together with bank loans and government grants to fund the project. The funds are required to be invested over the next 18 months under a specified schedule ending in December 2010. As of the date of this report, Liang Fang has paid RMB 39 million (approximately $5.8 million) of the total investment. Liang Fang, however, has not secured either the bank loans or government grants and does not have sufficient working capital to complete this project without securing substantial funds from those third party sources.

Under the terms of the agreement, Cha You agreed to abate fees associated with water resources, waste and other relative supplies for a period of 30 years and agreed to ensure that the land use tax to be paid by Liang Fang after it begins normal production will be at the lowest tax rate imposed for five years. Once the project is completed, for a period of eight years the local reserved portion of the imposed corporation income tax will be returned to Liang Fang. Liang Fang is required to commence construction by September 3, 2008. If for any reason Liang Fang should fail to begin construction within 90 days from the date of the agreement, Cha You has the right to restore the land use rights to it and Liang Fang will forfeit any funds invested to date. In addition, Liang Fang is prohibited from changing the land use designation.

A copy of the Agreement is filed as Exhibit 10.40 to this report. The foregoing description is qualified in its entirety by reference to the full text of such exhibit.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.40	English translation of Agreement dated June 3, 2008 by and between Beijing Liang Fang Pharmaceutical Co., Ltd., a Chinese limited liability company, and Cha You Qian Qi Economy Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOTUS PHARMACEUTICALS, INC.

Date: July 16, 2008	By: /s/ Zhong Yi Liu
Zhong Yi Liu, Chief Executive Officer